| 1. Date of Agreement | Eurasia Ship Management (Lump Sum) Agreement based on "SHIPMAN 98" of BIMCO for M.T. (Omega Queen) |
|---|---|
| 29th May 2006 | **Part I** |
| 2. Owners (name, place of registered office and law of registry) (Cl. 1) | 3. Managers (name, place of registered office and law of registry) (Cl.1) |
| Name<br>**Elgin Navigation Inc.** | Name<br>**Eurasia International (L) Limited** |
| Place of registered office<br>**Marshall Islands** | Place of registered office<br>**Labuan** |
| Law of registry<br>**Marshall Islands** | Law of registry<br>**Malaysia** |
| 4. Calendar day and calendar year of commencement of Agreement (Cl. 2)<br>**DATE OF PURCHASE BY OWNERS** | |
| 5. Crew Management (state "yes" or "no" as agreed) (Cl. 3.1)<br>**Yes** | 6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2)<br>**Yes** |
| 7. Commercial Management (state "yes" or "no" as agreed) (Cl. 3.3)<br>**No** | 8. Insurance Arrangements (state "yes" or "no" as agreed) (Cl.3.4)<br>**Yes** |
| 9. Accounting Services (state "yes" or "no" as agreed) (Cl. 3.5)<br>**Yes** | 10. Sale or purchase of the Vessel (state "yes" or "no" as agreed) (Cl. 3.6)<br>**No** |
| 11. Provisions (state "yes" or "no" as agreed) (Cl. 3.7)<br>**Yes** | 12. Bunkering (state "yes" or "no" as agreed) (Cl. 3.8)<br>**No** |
| 13. Chartering Services Period (only to be filled in if "yes"stated in Box 7) (Cl.3.3(I))<br>**No** | 14. Owners' Insurance (Cl. 6)<br>**See Clause 6** |
| 15. Annual Management Fee (state annual amount) (Cl. 8.1)<br>**US96,000** | 16. Severance and Repatriation Costs(Cl. 18.9(ii))<br>**See Clause 18.9(ii)** |
| 17. Calendar day and calendar year of expiry of Agreement (if any)(Cl.17)<br>**See Clause 17** | |
| 18. Law and Arbitration (Cl.19)<br>**English Law to apply and LMAA Arbitration in London** | |
| 19. Notices (state postal and cable address, telex and telefax number for serving notice and communications to the Owners) (Cl. 20)<br>**Elgin Navigation Inc**<br>**C/o Omega Navigation Enterprises Inc.**<br>**24, Kanigos str.,**<br>**185 34 Piraeus**<br>**Greece**<br>**Tel: 30 210 4220227-9**<br>**Fax: 30 210 4220230** | 20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)<br>**Eurasia International (L) Limited**<br>**c/o Eurasia International (Singapore) Pte Ltd**<br>**No. 4 Robinson Road, #05-01**<br>**Singapore 048543**<br>**Tel: 65 6538 1755**<br>**Fax: 65 6557 0401**<br>**Email: eurasia.singapore@eurasiagroup.com** |

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew) and "C" (Budget) attached hereto, shall be performed subject to the terms contained herein. In the event of a conflict of terms, the provisions of PART I and Annexes "A", "B" and "C" shall prevail over those of PART II to the extent of such conflict but no further.

| Signature(s) (Owners) | Signature(s) (Managers) |
|---|---|
| CHARILAOS LOULOPOULOS<br>DIRECTOR | **R. Bajpaee / Director**<br>EURASIA INTERNATIONAL (L) LIMITED |
| Signatory's name / job designation | Signatory's name / job designation |

**PART II**

**Eurasia Ship Management (Lump Sum) Agreement based on "SHIPMAN 98" of BIMCO**

**1. Definitions**

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

*"Owners"* means the party identified in Box 2.

*"Managers"* means the party identified in Box 3.

*"Vessel"* means the vessel details of which are set out in Annex "A" attached hereto.

*"Crew"* means the Master, officers and ratings of the numbers, ranks and nationalities specified in Annex "B" attached hereto as may be amended from time to time.

*"Crew Support Costs"* means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

*"Severance Costs"* means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

*"Crew Insurances"* means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

*"Management Services"* means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

*"ISM Code"* means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation (IMO) by resolution A.741 (18) as may be amended from time to time.

*"STCW 95"* means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and as may be further amended from time to time.

**2. Appointment of Managers**

**2.1** With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

**2.2** If requested by the Owners, the Managers shall arrange for a familiarisation team to join the Vessel before the Managers take over the Vessel. The expenses for such familiarisation team shall be reimbursed by the Owners on an actual cost basis until the day of take-over.

**3. Basis of Agreement**

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice and the Managers shall protect and promote the interest of the Owners in a part and or all aspects relating to the provision of management service hereunder.

**3.1 Crew Management**

*(only applicable if agreed according to Box 5)*

**3.1.1** The Managers shall provide suitable qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

**(i)** selecting and engaging the Vessel's Crew and payroll arrangements;

**(ii)** ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's social insurance, discipline and other requirements;

**(iii)** ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements. In the absence of applicable Flag State requirements the medical certificates shall be dated not more than three calendar months prior to the respective Crew members leaving their countries of domicile and maintained for the duration of their service on board the Vessel;

**(iv)** ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

**(v)** arranging transportation and repatriation of the Crew;

**(vi)** training of the Crew and supervising their efficiency;

**(vii)** conducting union negotiations.

**3.1.2** The Owners shall pay to the Managers a Crew Management Lump Sum of United States Dollars (Seventy Three Thousand, Seven Hundred) only (US$73,700) per calendar month of which the first payment shall be made pro rata on the commencement of this Agreement from which the Managers shall pay:

**(i)** all wages and allowances by way of remuneration of each member of the Crew of the Vessel, including, in the case of the Master and officers any remuneration for the overtime, and in the case of the remaining members of the Crew, remuneration for up ( 103) hours of overtime per calendar month;

**(ii)** overlapping wages;

**(iii)** provisioning and victualling costs;

**(iv)** recruitment and document processing;

**(v)** bank charges;

**(vi)** Crew handling, joining and detaching port expenses;

**(vii)** communication;

**(viii)** Crew entertainment;

**(ix)** travel costs;

**(x)** ~~for Crew P&I deductibles claims to a maximum of United States Dollars ( ) Only (US$( )~~ And social security contributions as required by the home country of the Crew members;

**(xi)** miscellaneous Crew costs and Crew expenses reasonably incurred by the Managers in providing the Crew Management Services; and

**(xii)** manning services fee,

provided that:

**(a)** all Severance Costs for the Crew in the event of termination of this Agreement shall be paid from the sum payable under sub-clause 18.9(ii);

**(b)** the Owners shall reimburse the Managers for any overtime costs incurred by the Managers in respect of any member of the Crew working more than (103) hours of overtime in any calendar month as evidenced by the Crew records of the Vessel;

**(c)** all expenses whatsoever by way of additional insurance premium, bonuses to the Crew or otherwise which are incurred by the Managers in connection with the entry of the Vessel into a war zone or other area in which there is a war-like situation or civil commotion prevailing, which are in addition to the ordinary remuneration of the Crew covered as described above in this sub-clause 3.1 shall be reimbursed by the Owners; and

**(d)** the Owners hereby acknowledge that no representation is or has been made by the Managers (i) that the Crew on the

Vessel at any time will continue in service while the Vessel is in a war or war-like zone or (ii) that the Crew will permit the entry of the Vessel into such area, but in the event of the Crew refusing to continue in service the Owners shall be entitled to terminate this Agreement under sub-clause 18.6.

**3.1.3** Without prejudice to sub-clause 9.1, the Crew Management Lump Sum shall be adjusted at any time to take into account any changes in the nationalities, wages or working conditions of the Crew, if such change is made either upon the request of the Owners or as a result of any alterations in laws or regulations or as a result of an order by any court or tribunal or as a result of any trade union, guild or other action, strike or lockout.

**3.1.4** The terms of the employment contracts of the Crew of the Vessel shall be consistent with the requirements as stipulated by the IBF from time to time.

**3.1.5** The Managers undertake to guarantee that the wages for the Crew of the Vessel shall be paid in accordance with the IBF wage scale, as a minimum level of remuneration. They also guarantee that the said scale is in accordance with the ITF standards. The Managers further guarantee that there shall not be any delays to the Vessel arising out of or in connection with the boycott by the Crew on the account of non-compliance of wages and/or terms and conditions set out in the IBF agreement or any ITF scales.

**3.2 Technical Management**

*(only applicable if agreed according to Box 6)*

The Managers shall provide technical management, which includes, but is not limited to, the following functions:

**(i)** provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

**(ii)** arrangement and supervision of dry docking, repairs, alterations and the upkeep of the Vessel to the standards reasonably required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

**(iii)** arrangement of the supply of necessary stores, spares and lubricating oil;

**(iv)** appointment of superintendents, surveyors and technical consultants as the Managers may consider from time to time to be necessary;

**(v)** development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3); and

**(vi)** at least two safety audits on the Vessel per calendar year.

**3.3 Commercial Management**

*(only applicable if agreed according to Box 7)*

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following function:

(i) ~~providing chartering services in accordance with the Owners' instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.~~

(ii) Verification of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.

(iii) ~~providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;~~

~~(iv) issuing of voyage instructions and instructing the Master regarding the fixture;~~

~~(v) appointing agents;~~

~~(vi) appointing stevedores;~~

~~(vii) arranging surveys associates with the commercial operation of the Vessel.~~

**(viii)** ~~**checking the cargo specification**~~ **Liasing with the Master to ensure ensure the Vessel is capable of the safe carriage of the cargo**

**3.4 Insurance Arrangements**

*(only applicable if agreed according to Box 8)*

The Managers shall arrange insurances in accordance with Clause 6 and the reasonable instructions of the Owners.

**3.5 Accounting Services**

*(only applicable if agreed according to Box 9)*

The Managers shall:

(i) establish an accounting system which meets the reasonable requirements of the Owners, provide regular accounting services and supply regular reports and records; and

(ii) maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties, at least for a period of 7 years.

~~**3.6 Sale or Purchase of the Vessel**~~

~~*(only applicable if agreed according to Box 10)*~~

~~The Managers shall, in accordance with the Owners' instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same~~

**3.7 Provisions** *(only applicable if agreed according to Box 11)*

The Managers shall arrange for the supply of provisions.

~~**3.8 Bunkering** *(only applicable if agreed according to Box 12)*~~

~~The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel's trade.~~

## 4. Managers' Obligations

**4.1** The Managers undertake to exercise all reasonable care and skill in providing the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and in protecting and promoting the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

**4.2** Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the "Company" as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over duties and responsibilities imposed by the ISM Code when applicable.

## 5. Owners' Obligations

**5.1** The Owners shall pay all sums due to the Managers punctually in accordance with terms of this Agreement.

**5.2** Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

**(i)** procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

**(ii)** instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers' safety management system.

**5.3** Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the

Vessel are satisfied and that they, or such entity as may be appointed by them and identified to the Managers, shall be deemed to be the "Company" as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

**5.4** The Owners shall be liable to the Managers for a default interest at a compound rate of 7% per annum on the outstanding amount for non-payment of any money by the Owners to the Managers under or in connection with this Agreement.

6. **Insurance Policies**

The Managers shall procure, following Owners instructions, that throughout the period of this Agreement:

**6.1** at the Owners' expenses, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be, for:

**(i)** usual hull and machinery marine risks (including crew negligence and by the insertion of a liner negligence clause or equivalent) and excess liabilities (including Increased Value Insurance);

**(ii)** protection and indemnity risks (including pollution risks and Crew Insurances); and

**(iii)** war risks (including protection and indemnity and crew risks)

**(iv)** Freight Demurrage and Defence insurance

**(v)** Loss of Hire insurance (should the Owners so direct)

in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations ("the Owners' Insurances"); Owners will have the right to request specific Associations of Underwriters to participate and the Managers will consent and procure same.

**6.2** all premiums and calls on the Owners' Insurance are paid promptly by their due date,

**6.3** the Owners' Insurances name the Owners, the Managers and, subject to underwriters' agreement, any third party designated by the Owners as joint assureds or as a loss payee, with full cover at the Owners' expenses, with the Managers obtaining cover in respect of each of the insurances specified in sub-clause 6.1.

**6.4** written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

**6.5** The managers shall compile such statistics and enter into negotiations with such underwriters and P&I Clubs as they consider necessary or desirable in order to arrange such insurances (following also Owners' instructions).

**6.6** The Managers shall handle and / or procure the settlement of all insurance average and salvage claims in connection with the vessel subject always to Owners prior approval.

7. **Income Collected and Expenses Paid on Behalf of Owners**

**7.1** All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) shall be held to the credit of the Owners, together with interest.

**7.2** All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) shall be debited against the Owners.

8. **Annual Management Fee**

**8.1** Subject to sub-clause 9.1, the Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal calendar-monthly instalments in advance, the first instalment being payable pro rata on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every calendar month.

**8.3** The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling, and other out of pocket expenses properly incurred by the Managers in pursuance of their provision of the Management Services.

**8.4** On termination of this Agreement other than in accordance with the provisions of sub-clause 18.2, the Owners shall pay to the Managers a sum equal to one calendar monthly instalments of the last management fee payable to the Managers according to sub-clause 8.1 towards the Managers' costs of, inter alia, preparation of accounts, finalising the statement of account, settlement of invoices, handling agents' disbursements, radio account processing and handling claims in respect of the Owners' Insurances.

**8.5 Lay-up**

If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three calendar months, an appropriate reduction of the annual management fee for the period exceeding three calendar months until one calendar month before the Vessel is again put into service shall be mutually agreed between the parties.

**8.6 Discounts and Commissions**

Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

**8.7 Preliminary Remittance**

To enable the Managers to run the Vessel the Owners shall remit on the commencement of this Agreement one-twelfth of the total annual budget figure as set out in Annex "C".

**8.8 Victualling Costs**

For meals and snacks served onboard to Owners' and/or charterers' representatives, pilots or port authorities a rate of United States Dollars Three Point Five (USD3.5) per meal and United States Dollars Two (USD2.0) per snack shall be charged to the Owners.

**8.9 Bank Account**

All remittances to the Managers shall be paid net of bank charges to the bank account of the Manager with:

**(TBA)**

And in making such remittance the Owners shall ensure that the name of the Vessel be accurately and unambiguously given in the transfer instructions.

**8.10 Calendar-monthly Statement**

The statement of account for a calendar month (with items not included in the Crew Management Lump Sum supported by original vouchers) shall be dispatched by the Managers no later than the end of the ensuing calendar month.

9. **Budgets and Management of Funds**

**9.1** The Managers shall present to the Owners calendar-yearly a budget in such form as the Owners require. The first budget for part of, the whole of or more than a complete calendar year is set out in Annex "C" hereto and shall be subject to review by both parties after three calendar months. Subsequent budgets for part of or the whole of a complete calendar year shall be prepared by the Managers and submitted to the Owners no later than the immediately preceding October (see Clause 2 and Box 4) and any proposed revised Annual Management Fee and any proposed revised Crew Management Lump Sum shall be presented therein.

**9.2** The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one calendar month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

**9.3** Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each calendar month up-date this estimate. Based thereon, the Managers shall on or before 20th of each calendar month request the Owners in writing for the funds required to run the Vessel for the ensuing calendar month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers, provisions or any other costs of the previous calendar month not yet reimbursed by the Owners. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers' written request and shall be held to the credit of the Owners.

**9.4** The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in the form of a variance report as required by the Owners calendar-monthly.

**9.5** Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

**10. Managers' Right to Sub-Contract**

**10.1** The Managers shall have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, subject to Owners' prior written consent, same not to be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

**10.2** Both the Managers and their sub-contractors shall have the right to select suppliers of supplies, manpower and services whatsoever in the course of performance of this Agreement, provided that their services are competitive and of satisfactory quality.

**11. Responsibilities**

**11.1 Force Majeure** – Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

**11.2 Liability to Owners – (i)** Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS the same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with intent to cause the same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or (if applicable) series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

**(ii)** Subject to sub-clause 3.1 and notwithstanding anything that is or may appear to the contrary in this Agreement, the Managers shall not be liable for any negligence, gross negligence or wilful default of the Crew.

**11.3 Indemnity** – Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

**11.4 "Himalaya"** – It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provision in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

**12. Documentation**

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon the Owners' request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

**13. General Administration**

**13.1** The Managers shall handle and settle all claims with Owners' prior approval, arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware, which gives or may give rise to claims or disputes involving third parties.

**13.2** The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

**13.3** The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

**13.4** The Owners shall arrange for the provision of any necessary guarantee bond or other security.

**13.5** Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

**14. Accounts**

The Managers shall at all times maintain and keep true and correct accounts of the Vessel and shall make the same available for inspection by the Owners or independent auditors at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies at the Owners' expenses, of all such accounts and all documents specifically relating to the Vessel and her operation.

EURASIA INTERNATIONAL(L) LIMITED

**15. Inspection of Vessel**

**15.1 By Owners**

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

**15.2 By Managers**

The Owners shall reimburse the costs to the Managers for each day from and including the twenty-second day of visits of superintendents to the Vessel:

(i) per calendar year for carrying out inspections and/or surveys and/or supervising repairs and maintenance of the Vessel; or

(ii) per 2.5 calendar years for supervising dry-docking of the Vessel,

provided that any additional day required for such visits with the Owners' written consent shall be charged at a rate of United States Dollars Two Hundred and Fifty (US$ 250) per day provided that both the day the superintendent leaves the office and the day he returns to the place of his office shall be counted as days of such visits. The Managers shall forward to the Owners every three calendar months a detailed Vessel inspection report.

**16. Compliance with Law and Regulations**

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel's flag, or of the places where she trades.

**17. Duration of the Agreement**

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date (if any) stated in Box 17. Thereafter it shall continue until terminated under Clause 18.

**18. Termination**

**18.1 Owners' default**

(i) The Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement shall not have been received in the Managers' nominated account within ten running days of receipt by the Owners of the Managers' written request or if the Vessel is arrested as a result of any legal proceedings by any creditor of the Owners or repossessed by the Mortgagees.

(ii) If the Owners:

(a) Fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

(b) Proceed with the employment of or continue to employ the Vessel in the contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper,

the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the reasonable satisfaction of the Managers, the Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing.

**18.2 Managers' Default**

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the reasonable satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement with immediate effect by notice in writing.

**18.3 Extraordinary Termination**

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

**18.4** For the purpose of sub-clause 18.3 hereof

(i) the date upon which Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii) the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

**18.5** This Agreement shall terminate automatically and immediately in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or make any special arrangement or composition with its creditors.

**18.6 Termination on Three Calendar Months' Notice**

Without prejudice to the rights under sub-clauses 18.1-18.5, either party shall be entitled to terminate this Agreement by one calendar month's notice in writing until the expiry of which notice this Agreement shall continue and until the vessel is in a port as close as to the day of the expiry of the notice.

**18.7** The termination of this Agreement shall be without prejudice to all rights accrued or due between the parties prior to the date of termination.

**18.8** On termination of this Agreement, the Managers shall forthwith deliver or procure to be delivered to the Owners all records, documents, accounts and other properties of every description in their possession or under their control relating to the Vessel whether or not the same were originally supplied or obtained from the Owners. The Managers shall be entitled to retain copies of the same if they in their sole and absolute discretion consider desirable to do so.

**18.9** On termination of this Agreement and without prejudice to the other provisions of this Agreement, the Owners shall pay to the Managers (i) a sum equal to the cost of the provisions and bonded stores remaining on board the Vessel which are the properties of the Managers and (ii) a sum equal to the last calendar-monthly Crew Lump Sum under sub-clause 3.1 towards the Severance Costs.

**19. Law and Arbitration**

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 as may be amended from time to time save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and gives no notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other

sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

**20. Notices**

**20.1** Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

**20.2** The addresses of the parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

**21. Costs**

For the avoidance of doubt, the Owners and the Managers shall bear their own and respective costs and disbursements incurred and to be incurred in connection with the negotiations, preparation, execution, delivery, notarisation and other means of legalisation of this Agreement.

EURASIA INTERNATIONAL (L) LIMITED

**Annex "A" (Details of Vessel or Vessels) To**
**The Eurasia Ship Management (Lump Sum) Agreement**
**Based on "SHIPMAN 98" of BIMCO for M.T. ( Omega Queen)**

Date of Agreement : 18th May 2006

Name of Vessel : Omega Queen (ex Rudolf Schulte)

Particulars of Vessel

| | | |
|---|---|---|
| Type | : | Tanker |
| Year Built | : | 2004 |
| Gross Tonnage | : | 42,432 |
| Deadweight | : | 74,999 |
| Flag | : | Marshall Islands |
| Call Sign | : | TBA |
| Official Number | : | TBA |

EURASIA INTERNATIONAL (L) LIMITED

**Annex "B" (Details of Crew) To**
**The Eurasia Ship Management (Lump Sum) Agreement**
**Based on "SHIPMAN 98" of BIMCO for M.T. (Omega Queen)**

| | | |
|---|---|---|
| Client's Name | : | Omega Navigation Enterprises Inc. |
| Name of Vessel | : | Omega Queen |
| Managing Company | : | Eurasia International (L) Limited |
| Date of Agreement | : | 18th May 2006 |

Crew Complement:

| S.No | Rank | Nationality |
|---|---|---|
| | **Officers Composition** | |
| 1 | Master | Indian / EE |
| 2 | C.E | Indian / EE |
| 3 | C.O | Indian / EE |
| 4 | 2.E | Indian / EE |
| 5 | 2.O | Indian / EE |
| 6 | 3.E | Indian / EE |
| 7 | 3.O - 1 | Indian / EE |
| 8 | 3.O - 2 | Indian / EE |
| 9 | 4.E | Indian / EE |
| 10 | Elect Officer | Indian / EE |
| 11 | Deck Cadet | Indian |
| 12 | TME | Indian |
| | **Crew Composition** | |
| 13 | Bosun | Indian |
| 14 | P/Pman | Indian |
| 15 | Fitter | Indian |
| 16 | Chief Cook | Indian |
| 17 | AB | Indian |
| 18 | AB | Indian |
| 19 | AB | Indian |
| 20 | Oiler | Indian |
| 21 | Oiler | Indian |
| 22 | Tr. O/S | Indian |
| 23 | Mess Man | Indian |

EURASIA INTERNATIONAL (L) LIMITED

**Annex "C" (Budget) To**
**The Eurasia Ship Management (Lump Sum) Agreement**
**<u>Based on "SHIPMAN 98" of BIMCO for M.T. (Omega Queen)</u>**

Date of Agreement : 18th May 2006

Managers' Budget with effect from the Commencement Date of this Agreement:

Per Month Budget

Valid Until:

MONTHLY BUDGET (US$)

| **YEAR** | **1** | **2** |
|---|---|---|
| **ITEM** | **2006** | **2007** |
| 1. Crew Cost ( CREW LUMP SUM) | 73,700 | 73,700 |
| 2. Lubricants | 10,000 | 10,500 |
| 3. Stores( inlcd Paints, Chemicals, gases) | 8,000 | 8,160 |
| 4. Spares | 6,500 | 6,630 |
| 5. Repair & Maintenance ( incld class surveys ) | 5,000 | 5,100 |
| 6. Miscellaneous Expenses. | 6,700 | 6,700 |
| 7. Oil Majors | 1,500 | 1,500 |
| 8. Technical Management Fee | 8,000 | 8,000 |
| **Monthly Crew + Technical Cost : US$** | **119,400** | **120,290** |
| Insurance H&M, Loss of Hire, P&I., FD&D, War Risk | **20,540** * | **21,567** * |
| **Monthly Crew + Technical + Insc Cost : US$** | **139,940** | **141,857** |
| Daily Est. OPEX including Crew + Technical + Insurances | **4,601** | **4,664** |
| Intermediate Survey & UWILD | | **70,000** |

Note : Pre delivery estimates as per attached sheet

* COST TO BE REVISED

EURASIA INTERNATIONAL(L) LIMITED

**Total Pre delivery Cost US$**

**Vessel Name: M.T Rudolf Schulte ( TBR )**
**Trading Area: PDVSA Charter, Venezuela & Carribs**
**Flag: Marshall Islands**
**Built: '2004**
**Crew: 23**
**CBA: IBF**
**Engine : Unmanned**

| | Total Pre delivery Cost US$ | US$ |
|---|---|---|
| 1 | Predelivery management fees | $8,000.00 |
| 2 | Crew Cost familiarization | $0.00 |
| 3 | Crew Boarding and Lodging Arrangement. | $0.00 |
| 4 | Flag change documentation costs including Buyer's agency expenses, Class re-issue of certificates etc. | $40,000.00 |
| | Total Pre delivery Cost US$ | $48,000.00 |

EURASIA INTERNATIONAL(L) LIMITED